Exhibit 4.2

THIS WARRANT AND THE SECURITIES REPRESENTED BY OR ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH QUALIFICATION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

FAIRWAY GROUP HOLDINGS CORP.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

March 26, 2009

No.

This Warrant is issued to                              (including its assigns or transferees, the “Holder”) by Fairway Group Holdings Corp., a Delaware corporation (the “Company”), pursuant to the terms of that Securities Purchase Agreement dated as of March 26, 2009 (as amended, modified or supplemented, the “Purchase Agreement”) in connection with the Company’s issuance and sale of shares of Series A Preferred Stock of the Company to the Holder of this Warrant.

1.             Purchase of Warrant Shares.  Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing), to purchase from the Company up to [                        ] shares of fully paid and nonassessable common stock of the Company, par value $0.001 per share (“Common Stock”).  The number of shares of Common Stock issuable upon exercise hereof is subject to adjustment pursuant to Section 7 hereof (such number of shares, as adjusted from time to time, is hereinafter referred to as the “Warrant Shares”).

2.             Exercise Price; Exercise Period.

(a)            Exercise Price.  The exercise price for the Warrant Shares shall be $.01 per Warrant Share.  Such price shall be subject to adjustment as set forth in Section 7 hereof (such price, as adjusted from time to time, is herein referred to as the “Exercise Price”).

(b)            Exercise Period.  This Warrant shall be exercisable, in whole or in part, during the period commencing on the date hereof and ending on the earlier of (i) 5:00 p.m. New York City time on March 26, 2016 and (ii) the consummation of a Liquidation Event (as such term is defined in the Company’s certificate of incorporation as in effect from time to time (“Liquidation Event”)) (such period the “Exercise Period”).

(c)            Automatic Exercise on Last Day of Exercise Period.  If this Warrant shall not have been exercised in full on or before the last day of the Exercise Period, then this Warrant shall be automatically exercised, without further action on the part of the Holder, in full (and the Holder shall be deemed to be a Holder of the Warrant Shares issued upon such automatic exercise) on and as of the last day of the Exercise Period, unless at any time on or before such last day of the Exercise Period the Holder shall notify the Company in writing that no such automatic exercise is to occur.  Payment of the Exercise Price due in connection with any such automatic exercise pursuant to this Section 2(c) shall be made in accordance with Section 4 hereof, unless at any time on or before such last day of the Exercise Period the Holder shall notify the Company that such Holder elects to pay the Exercise Price in cash pursuant to Section 3 hereof.  Any automatic exercise pursuant to this Section 2(c) shall be deemed to constitute the confirmation and acknowledgement set forth in paragraph 2 of the Notice of Exercise.

3.             Method of Exercise.

(a)            While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby.  Such exercise shall be effected by: (i) the surrender of the Warrant, together with a Notice of Exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), to the Secretary of the Company at its principal offices; and (ii) unless the Holder has elected in the Notice of Exercise to pay for the Warrant Shares in accordance with the net exercise provisions of Section 4 hereof, by payment to the Company of an amount obtained by multiplying the Exercise Price then in effect by the number of Warrant Shares thereby purchased, as designated in the Notice of Exercise.

(b)            This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above (or, in the case of exercise in connection with a Liquidation Event, immediately prior to the consummation of such Liquidation Event), and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date, regardless of when a certificate representing such Warrant Shares is issued.

4.             Net Exercise.  Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation) in lieu of exercising this Warrant for cash, the Holder may elect to receive, without the payment by the Holder of any additional consideration, Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with a Notice of Election in the form attached hereto as Exhibit A, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X=	Y (A - B)
A

Where

X	=	The number of Warrant Shares to be issued to the Holder.

Y               =                  the number of Warrant Shares covered by this Warrant in respect of which the net issuance election is made pursuant to this Section 4.

A             =                  The “Fair Market Value” of one Warrant Share, as defined below.

B               =                  The Exercise Price in effect under this Warrant at the time the net issuance election is made pursuant to this Section 4.

For purposes of this Section 4, the “Fair Market Value” of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Common Stock at the time of such exercise, the Fair Market Value per share shall be either (A) if the Common Stock is then traded on a national securities exchange, the average of the closing prices of the Common Stock on such exchange over the ten (10) trading day period ending five (5) trading days prior to the date of exercise, or (B) if the Common Stock is actively traded over-the-counter, the average of the closing bid prices of the Common Stock over the ten (10) trading day period ending five (5) trading days prior to the date of exercise, whichever is applicable and, in either case, as published in the Eastern Edition of The Wall Street Journal; and provided further that if such exercise is in connection with an initial public offering of the Company’s Common Stock, the Fair Market Value per share shall be the “Price to Public” set forth in the prospectus for such initial public offering.

5.             Certificates for Warrant Shares.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased (bearing such legends as are required by the Stockholders’ Agreement (as such term is defined in the Purchase Agreement), this Warrant and applicable state and federal securities laws in the opinion of counsel to the Company) shall be issued as soon as practicable thereafter, and in any event within ten (10) days of the delivery of a Notice of Exercise.  If this Warrant is exercised in part, the Company shall deliver to the Holder a new Warrant (dated the date hereof and of like tenor) for the unexercised portion of this Warrant at the time of delivery of such stock certificate or certificates.

6.             Issuance of Warrant Shares.  The Warrant Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

7.             Adjustment of Exercise Price and Number of Warrant Shares.  The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)            Dividends, Distributions, Subdivisions and Combinations.  If and whenever the Company subsequent to the date hereof:

(i)                                       declares a dividend upon, or makes any distribution in respect of, any shares of Common Stock, payable in shares of Common Stock or Convertible Securities (as defined below), or

(ii)                                    subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii)                                 combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then (1) the Warrant Shares for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (2) the Exercise Price shall be adjusted to equal (x) the Exercise Price multiplied by the Warrant Shares for which this Warrant is exercisable immediately prior to the adjustment divided by (y) the Warrant Shares for which this Warrant is exercisable immediately after such adjustment.

For purposes of this Section 7, “Convertible Securities” shall mean evidences of indebtedness, shares of preferred stock of the Company or other securities which are convertible into or exchangeable or exercisable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

Notwithstanding anything herein to the contrary, purchase rights issued by the Company ratably to all holders of its Common Stock pursuant to a so-called “poison pill” program (either initially or under certain circumstances but in any event prior to or upon any Event (as defined below)), which purchase rights are (i) deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect to future issuances of any of the Common Stock (including, without limitation, Common Stock issued upon exercise of the Warrants), in each case in clauses (i) through (iii) until the occurrence of a specified event or events (the “Event”), shall for purposes of this section not be deemed issued until the occurrence of the earliest Event.

(b)            Other Distributions.  If at any time after the date hereof the Company distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs (including, without limitation, any Liquidation Event), any evidence of indebtedness (other than Convertible Securities) or any of its assets (other than (i) cash dividends paid in the ordinary course or (ii) Convertible Securities), then the Company shall provide by resolution of the Company’s Board of Directors that on exercise of this Warrant, the Holder hereof shall thereafter be entitled to receive, in addition to the shares of Common Stock otherwise receivable on exercise hereof, the evidence of indebtedness or assets which would have been received had this Warrant been exercised immediately prior to the record date for such distribution.

(c)            Effect of Reclassification, Capital Reorganization or Change of Securities.  In case of any reclassification, capital reorganization, or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of any subdivision, combination, stock dividend or other distribution provided for in Sections 7(a) and (b) above), or in case of any consolidation or merger of the Company with or into any entity (other than a consolidation or merger (i) with another entity in which the Company is the acquiring and surviving entity and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant or (ii) that constitutes a Liquidation Event), the Company or such successor entity, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance reasonably satisfactory to the Holder), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Warrant Shares theretofore issuable upon exercise of this Warrant, the same kind and amount of shares of stock, other securities, money and property (and upon the same terms and with the same rights) as would have been distributed to the Holder upon such reclassification, capital reorganization or change of securities had the Holder exercised this Warrant immediately prior to the record date for such reclassification, capital reorganization or change of securities (subject to subsequent adjustments under this Section 7).  In any such case, appropriate provisions shall be made with respect to the rights and interest of Holder so that the provisions hereof shall thereafter be applicable to any shares of stock or other securities and property deliverable upon exercise hereof, or to any new Warrant delivered pursuant to this Section 7(c), and appropriate corresponding adjustments shall be made to the Exercise Price per share payable hereunder, provided, that the aggregate amount payable upon the exercise in full of this Warrant shall remain the same.  The provisions of this Section 7(c) shall similarly apply to successive reclassifications, capital reorganizations and changes.

(d)            Notice of Adjustment.  Whenever the Exercise Price or number of Warrant Shares purchasable hereunder shall be adjusted pursuant to this Section 7, the Company shall execute and deliver to the Holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of and kind of securities purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

8.             No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares will be issued upon exercise of this Warrant.  If upon any exercise of this Warrant a fraction of a share results, the Company will pay the Holder the difference between the cash value of the fractional share and the portion of the Exercise Price allocable to the fractional share.

9.             No Stockholder Rights.  Prior to the exercise of this Warrant, nothing contained in this Warrant shall be construed as conferring upon the Holder or his or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company.  The Company shall give notice to the Holder by registered mail if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

1)             a dissolution, liquidation or winding up of the Company or other Liquidation Event shall be proposed;

2)             a capital reorganization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or any subdivision, combination, stock dividend or other distribution); or

3)             a taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other rights.

Such giving of notice shall be simultaneous with (or in any event, no later than) the giving of notice to holders of Common Stock.  Such notice shall specify the record date or the date of closing the stock transfer books, as the case may be.  Failure to provide such notice shall not affect the validity of any action contemplated in this Section 9.

10.           Amendments and Waivers.  Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of sixty percent of the Warrant Shares issuable upon exercise of all Warrants issued pursuant to the Purchase Agreement that are then outstanding, provided, however, that such amendment must apply to all such holders equally and ratably in accordance with the number of shares of Common Stock issuable upon exercise of their Warrants.  The Company shall promptly give notice to all holders of Warrants of any amendment effected in accordance with this Section 10.  Any waiver or amendment effected in accordance with this Section 10 shall be binding upon each holder of a Warrant and the Company.

11.           Restrictions on Transfers.  By acceptance of this Warrant, the Holder (i) agrees to comply with the restrictions on transfer set forth in Sections 4.01 to 4.04 of the Stockholders’ Agreement and (ii) acknowledges that this Warrant and the Warrant Shares issuable upon exercise hereof shall be “Restricted Securities” for purposes of the Stockholders’ Agreement and that the Warrant Shares shall (unless otherwise permitted by the provisions of the Stockholders’ Agreement) be stamped or imprinted with a legend substantially similar to the legend set forth in Section 4.06 of the Stockholders’ Agreement.

12.           Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

13.           Charges, Taxes and Expenses.  The Company shall pay all transfer taxes or other incidental charges, if any, in connection with the issuance and delivery by the Company to the Holder of the Warrant Shares purchased pursuant to the exercise of this Warrant.

14.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

15.           Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

16.           Authorized Shares.  The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of the Company’s Common Stock upon the exercise of the purchase rights under this Warrant.

17.           Miscellaneous.

(a)           Binding Effect.  This Warrant and the various rights and obligations arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)           Headings.  The headings in this Warrant are for convenience only and shall not alter or otherwise affect the meaning hereof.

(c)           Severability.  If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and the balance shall be enforceable in accordance with its terms.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Company has caused this Warrant to be issued as of the date first written above.

FAIRWAY GROUP HOLDINGS CORP.
a Delaware corporation

By:

(Signature Page to Warrant to Purchase Common Stock)

EXHIBIT A

NOTICE OF EXERCISE

To:          FAIRWAY GROUP HOLDINGS CORP.

(1)           The undersigned hereby (A) elects to purchase                          shares of Common Stock of FAIRWAY GROUP HOLDINGS CORP. pursuant to the provisions of Section 3(a) of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full, or (B) elects to exercise this Warrant for the purchase of                        shares of Common Stock, pursuant to the provisions of Section 4 of the attached Warrant.

(2)           In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

(3)           Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as specified below:

(Name)

(Name)

(4)           If applicable, please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Signature)

B-1